Exhibit H(46)

Form of

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 25th day of April, 2025.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Equity Income Fund, MML Fundamental Equity Fund, MML Global Fund, MML International Equity Fund, MML Large Cap Growth Fund, MML Mid Cap Growth Fund, MML Small Cap Growth Equity Fund, and MML Small Company Value Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements; and

WHEREAS, upon mutual consent of the Board of Trustees of the Trust on behalf of the applicable Fund and the Manager, this Agreement supersedes and replaces, with respect to the MML International Equity Fund, MML Small Cap Growth Equity Fund, and MML Small Company Value Fund, the Expense Limitation Agreement dated May 1, 2024;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of a Fund and the Manager:

(i)	The Manager agrees to waive 0.10% of the advisory fees of the MML International Equity Fund through April 30, 2026.

(ii)	The Manager agrees to waive 0.03% of the advisory fees of the MML Small Cap Growth Equity Fund through April 30, 2026.

(iii)	The Manager agrees to cap the fees and expenses of the Fund (other than extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through April 30, 2026, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed the following amounts:

MML Small Company Value Fund

Expense
Cap
Class II shares	0.99%
Service Class I shares	1.24%

(iv)	The Manager agrees to cap the fees and expenses of the Fund (other than extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through April 30, 2027, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed the following amounts:

MML Equity Income Fund

Expense
Cap
Initial Class shares	0.80%
Service Class shares	1.05%

MML Fundamental Equity Fund

Expense
Cap
Class II shares	0.80%
Service Class I shares	1.05%

MML Global Fund

Expense
Cap
Class I shares	0.82%
Class II shares	0.82%
Service Class I shares	1.07%

MML International Equity Fund

Expense
Cap
Class II shares	1.25%
Service Class I shares	1.50%

MML Large Cap Growth Fund

Expense
Cap
Initial Class shares	0.70%
Service Class shares	0.95%

MML Mid Cap Growth Fund

Expense
Cap
Initial Class shares	0.84%
Service Class shares	1.09%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 24th day of April, 2025.

MML INVESTMENT ADVISERS, LLC

By:
Douglas Steele, President

MML SERIES INVESTMENT FUND on behalf of each of the Funds

By:
Renée Hitchcock, CFO and Treasurer